As filed with the Securities and Exchange Commission on February 11, 2000

                                                    Registration No. 333-_______
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                           ---------------------------
                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933
                           ---------------------------

                           ACCENT COLOR SCIENCES, INC.
             (Exact Name of Registrant as Specified in its Charter)
                           ---------------------------



(State or other Jurisdiction of       (Address, including Zip Code, and Telephone      (I.R.S. Employer
  Incorporation or Organization)      Number, including Area Code, of Registrant's   Identification Number)
                                              Principal Executive Offices)

       CONNECTICUT                            800 Connecticut Boulevard                   06-1380314
                                           East Hartford, Connecticut, 06108
                                                     (860) 610-4000

                           ---------------------------

            (Name, Address, including Zip Code, and Telephone Number,
                   including Area Code, of Agent for Service)

         Charles E. Buchheit                            Copy to:
                                                        --------
President and Chief Executive Officer            Willard F. Pinney, Jr.
     Accent Color Sciences, Inc.        Murtha, Cullina, Richter and Pinney, LLP
      800 Connecticut Boulevard         CityPlace I185 Asylum Street, 29th Floor
   East Hartford, Connecticut 06108         Hartford, Connecticut 06103-3469
            (860) 610-4000                           (860) 240-6000

                           ---------------------------

          Approximate date of the start of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

----------------------- ----------------------- ------------------ --------------------- --------------------
 Title of each class         Amount to be       Proposed maximum     Proposed maximum         Amount of
 of securities to be          registered         offering price     aggregate offering    registration fee
      registered                                   per unit(1)            price
----------------------- ----------------------- ------------------ --------------------- --------------------
common stock,
no par value per             12,418,750             $.8925            $11,083,734            $2,926.10
    share                    shares (2)
----------------------- ----------------------- ------------------ --------------------- --------------------

(1) Estimated in accordance with Rule 457(c) under the Securities Act of 1933, solely for the purpose of calculating the registration fee based upon the average of the high and low sale prices reported on the Over-the-Counter Bulletin Board system on February 7, 2000.

(2) Pursuant to Rule 416 of the Securities Act, the number of shares of common stock to be registered on this registration statement also includes an indeterminate number of shares which may become issuable upon conversion of or otherwise with respect to the Series C convertible preferred stock to prevent dilution resulting from stock splits, stock dividends or similar transactions.

The registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on the date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to but these securities in any jurisdiction where the offer or sale is not permitted.

                                   PROSPECTUS

                        12,418,750 SHARES OF COMMON STOCK

                           ACCENT COLOR SCIENCES, INC.

                           ---------------------------

          This prospectus relates to the periodic sale of up to 12,418,750 shares of common stock of Accent Color Sciences, Inc. that are offered by certain of our shareholders, that have been issued or may be issuable upon conversion of some or all of the shares of our Series C Convertible Preferred Stock and that are issuable upon the exercise of certain warrants that we have granted. All proceeds from the sale of common stock under this prospectus will go to the selling shareholders listed on page 15 of the prospectus.

          Our common stock is traded on the Over-the-Counter Bulletin Board of the National Association of Securities Dealers, Inc. under the symbol "ACLR". On February 7, 2000, the last reported sale price of our common stock as reported on the OTC was $.87 per share.

                           ---------------------------

          The shares of common stock offered hereby involve a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 2 for a discussion of certain factors that you should consider before you purchase any shares of our common stock.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

            The date of this prospectus is __________________, 2000.

                                TABLE OF CONTENTS

                                                                            PAGE

About Accent Color Sciences, Inc..............................................2
Risk Factors..................................................................2
Forward Looking Statements...................................................13
Where You Can Find More Information..........................................13
Documents We Incorporate By Reference .......................................14
Selling Stockholders ........................................................15
Use of Proceeds..............................................................18
Plan of Distribution ........................................................19
Legal Matters ...............................................................20
Experts .....................................................................21
Index to Exhibits............................................................28

                        ABOUT ACCENT COLOR SCIENCES, INC.

          We design, manufacture and sell innovative, high-speed, highlight color printing systems ("Truecolor Systems") for integration with digital, high-speed, monochrome printers and also sell related consumables. Highlight color printing involves the use of color to enhance traditional monochrome documents by accenting critical information, such as a balance due on a billing statement, or by printing graphics, like a company logo. Truecolor Systems are designed to print highlight color in high-speed, high-volume applications at a low incremental cost per page without diminishing the speed or performance of the high-speed, monochrome host printer or affecting the end user's existing operational methods. They are capable of printing up to 501 pages per minute, simultaneously utilizing up to eight different colors, including custom colors, to print or highlight fixed or variable data. Truecolor Systems combine our proprietary paper handling technology with patented ink jet technology from Spectra, Inc. Under the agreement with Spectra, we hold an exclusive right to supply products, which include Spectra ink jet printheads to print color on the monochrome output from specified high-speed printers from Xerox Corporation, International Business Machines Corporation and certain other manufacturers, through the year 2002. We are not, however, currently in compliance with certain volume purchase requirements necessary to maintain such exclusivity. We also hold a right to extend the agreement with Spectra for an additional seven years.

          We also sell consumables including standard and custom color wax-based inks, as well as spare parts used with Truecolor Systems. We expect that consumables will generate recurring revenue that we believe will increase as the installed base and usage of Truecolor Systems increase.

          Accent Color was incorporated under the laws of Connecticut in May 1993. Our principal executive offices are located at 800 Connecticut Boulevard, East Hartford, Connecticut, 06108. Our telephone number at that address is (860) 610-4000.

                                  RISK FACTORS

          An investment in Accent Color common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus and the documents we incorporate by reference in evaluating our company before you purchase any shares of our common stock. The risks we describe below are not the only ones we face. Additional risks and uncertainties, including those we do not know about now or that we currently deem immaterial, may also adversely affect our business. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In this case, the trading price of the common stock could decline and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

          WE HAVE A LIMITED OPERATING HISTORY AND HAVE INCURRED LOSSES SINCE OUR INCEPTION. IF WE CONTINUE TO LOSE MONEY, OUR OPERATIONS MAY NOT BE FINANCIALLY VIABLE.

          Accent Color was formed in May 1993 and has a limited operating history. We have incurred losses in each year since our founding and incurred a net loss of $9,769,853 (before imputed dividend on preferred stock) for the year ended December 31, 1998 and a net loss of $3,973,854 (before imputed dividend on preferred stock) for the first nine months of 1999. As a result of these losses, as of September 30, 1999, we had an accumulated deficit of $51,588,818. Before any imputed dividends or charges related to potentially beneficial conversion features associated with the series C preferred stock, we expect to incur quarterly net losses through at least the second quarter of 2000 and a net loss for fiscal year 2000. We cannot assure you that thereafter we will be able to achieve or sustain revenue growth, profitability or positive cash flow on either a quarterly or annual basis or that profitability, if achieved, will be sustained.

          The anticipated increase in our operating expenses caused by any expansion of our manufacturing and marketing operations could have a material adverse effect on our operating results if revenue does not increase at an equal or greater rate. Also, our expenses for these and other activities are based in significant part on our expectations regarding future revenue and are fixed to a large extent in the short term. We may not be able to adjust our spending in a timely manner to compensate for any unexpected revenue shortfalls.

          WE MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE TO FUND OUR OPERATING AND CAPITAL REQUIREMENTS.

          Since our inception, we have raised additional funding from time to time as we have increased our marketing, sales and service efforts, continued our research and development activities for the enhancement of Truecolor Systems and increased production of our Truecolor Systems. To date, we have financed our operations through customer payments, borrowings and the sale of debt and equity securities.

          Although we experienced a slowdown in shipments of our products during the latter half of 1999 which we believe to be due to year 2000 concerns, we have received contractual orders and commitments for Truecolor Systems from our original equipment manufacturer ("OEM") customers of approximately $10 million, which are deliverable in the year 2000. These currently anticipated levels of revenue and cash flow are subject to many uncertainties and cannot be assured. Further, we may change our business plans, or unforeseen events may occur which might require us to raise additional funds. The need for, and the amount of, additional funds we may require will depend on many factors, including

          o    the extent and timing of sales of our Truecolor Systems,

          o the cost associated with sales, marketing and customer technical support efforts, and

          o    our operating results.

          We cannot assure you that, if needed, additional financing will be available, or available on acceptable terms. If we are unable to obtain needed additional financing or generate sufficient cash from our operations, we may have to reduce or eliminate expenditures for research and development, production or marketing of our products, or otherwise curtail or discontinue our operations. Any of these developments could have a material adverse effect on our business, financial condition and results of operations.

          WE ARE DEPENDENT ON A SINGLE PRODUCT LINE.

          We do not have a variety of product lines. We anticipate that we will derive substantially all of our revenue in the foreseeable future from sales of Truecolor Systems, related consumables and spare parts to our principal OEM customers. If we are unable to generate enough sales of Truecolor Systems, wax-based ink and/or spare parts due to market conditions, manufacturing difficulties or other reasons, we may be unable to continue our business. Since we only have a single product line, we are particularly vulnerable to the successful introduction of competitive products by existing or potential competitors, including our OEM customers.

          WE HAVE A LIMITED HISTORY OF PRODUCT MANUFACTURING.

          We have a limited manufacturing history and cannot assure that we can make a successful transition to high-volume production. So far, we have manufactured only limited quantities of Truecolor Systems and manufacturing costs have approximated the average selling price of a unit. To make a profit we must manufacture our products in enough quantities and at acceptable costs. Future production in enough quantities may pose technical and financial challenges for us. Our failure to successfully transition and manufacture our products at a cost adequately below their selling price could have a material adverse effect on our business, financial condition and results of operations.

          WE MAY NOT BE ABLE TO SUCCESSFULLY MARKET OUR PRODUCTS.

          Our products are designed for the digital, high-speed production printing and production publishing market segments that have traditionally relied on monochrome print. We cannot assure that we will successfully develop or market our existing or future products or, if any of these products achieve market acceptance, that we can grow or even sustain market acceptance. Any actual or perceived problems with our products, whether or not they are significant, could have a material adverse effect on market acceptance of these products. Our existing and potential customers may conclude that our products suffer from real or perceived problems. Even in the absence of any real or perceived problems, our products may fail to achieve market acceptance.

          A failure of our products to achieve market acceptance for any reason could have a material adverse effect on our business, financial condition and results of operations. In addition, the announcement by us or our OEM customers or competitors of new products and technologies could cause customers to defer purchases of our existing products, which could have a material adverse effect on our business, financial condition and results of operations.

         WE HAVE A CONCENTRATED CUSTOMER BASE, THEREFORE THE LOSS OF A SINGLE CUSTOMER COULD NEGATIVELY AFFECT OUR REVENUES AND OPERATING RESULTS.

          We anticipate that sales of our Truecolor Systems and consumables to a limited number of customers will account for substantially all of our revenue. We have existing contracts with two customers IBM and Xerox (as the successor to Groupe SET) ("Xerox"). Generally, our customers provide estimates, but not guarantees, of their future orders. We cannot assure you that these customers will purchase a significant volume of our products. A substantial difference between estimated orders and actual orders by any one of our customers, or the failure of our customers to purchase a significant number of our products, could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that our OEM customers, including IBM and Xerox, or other companies will not compete with us in the future.

         WE RELY ON THIRD PARTY MARKETING, DISTRIBUTION AND SUPPORT.

          A significant element of our marketing strategy is to form alliances with third parties for the marketing and distribution of our products. We cannot assure you that

          o we can maintain our existing alliances or form and maintain alliances with other parties;

          o    we  can  satisfy  our  contractual   obligations   with  our  OEM
               customers; or

          o our OEM customers will devote adequate resources to market and distribute our products successfully.

Since our products are marketed and distributed via third parties we have:

          o a limited ability to interact with the users of our products and to observe their experience with our products;

          o a lack of control of the marketing, distribution and support efforts of our OEM customers that may make us less responsive in recognizing and correcting any problems experienced by the OEM customers or the end users;

          o a lack of control as to the timing of the introduction of our products; and

          o less information regarding the amount of inventory currently available and this may reduce our ability to predict fluctuations in revenue due to a surplus or a shortage of inventory.

          The foregoing results of our reliance on third parties to market and distribute our products could have a significant adverse effect on our business, financial condition and results of operations. In addition, any disruption in our relationships with IBM or Xerox, or any future customer, may have a material adverse effect on our ability to successfully market our Truecolor Systems to customers.

          WE ARE DEPENDENT ON A SOLE SOURCE SUPPLIER FOR A KEY COMPONENT OF OUR PRODUCTS.

          We are dependent on Spectra, a wholly owned subsidiary of Markem, Inc., as our sole source supplier of ink jet printheads and the hot melt, wax-based inks used by Truecolor Systems. Spectra has agreed to supply us with ink jet printheads and wax-based inks under a supply agreement, subject to a number of conditions. We have an exclusive right, under an agreement with Spectra, to supply products including Spectra's ink jet printheads in the worldwide market for printing color on the output from specified high-speed, monochrome printers marketed by Xerox, IBM and certain other parties through December 31, 2002, however, we are currently not in compliance with certain volume purchase requirements necessary to maintain such exclusivity. We also have an option to renew this agreement for an additional seven year term. Our reliance on Spectra involves the risks that we may

          o be unable to obtain an adequate supply of required printheads or inks from another supplier in the event that Spectra is unable or unwilling to do so; and

          o have a reduced level of control over the quality, pricing and timing of delivery of these items.

          As we increase the production of Truecolor Systems, we will become more reliant upon Spectra's ability to manufacture and deliver ink jet printheads under the supply agreement. Any interruption in our ability to obtain Spectra printheads of an acceptable quality within the time frame required by us at an affordable cost could result in delays and increased costs which would have a material adverse effect on our business, financial condition and results of operations.

          WE DEPEND ON MAJOR SUBCONTRACTORS AND SUPPLIERS.

          We rely on subcontractors and other parties to manufacture, subassemble and perform certain testing of some modules and parts of Truecolor Systems. Currently, our ink jet printheads are manufactured solely by Spectra. We currently perform the final assembly and testing of various Truecolor System components and of each complete Truecolor System. We plan to hire other parties to manufacture major components and complete final assembly and testing of Truecolor Systems in-house. If we do not develop relationships with, or lose, these subcontractors or suppliers, or if the subcontractors or suppliers fail to meet our price, quality, quantity and delivery requirements, then we may suffer a material adverse effect on our business, financial condition and results of operations.

          WE ARE RESPONSIBLE FOR PRODUCT WARRANTIES AND HAVE AGREED TO REPAIR OR REPLACE OUR PRODUCTS IF DEFECT RATES ARE EXCESSIVE.

          We warrant that our Truecolor Systems are free of defects in workmanship and materials. We have also agreed to repair or replace defective products without charge when defect rates are excessive. We cannot assure that we will not experience more warranty claims or product failure rates than we expected when we originally priced our products and spare parts. Any excess warranty claims or product failure rates could have a material adverse effect on our business, financial condition and results of operations.

          WE DEPEND ON KEY MANAGEMENT PERSONNEL FOR OUR SUCCESS.

          We are substantially dependent on the capabilities and services of our key technical and management personnel, some of whom have been instrumental in developing our products and establishing and maintaining strategic relationships with our key suppliers and major OEM customers. These personnel include Richard
J. Coburn, our co-founder and chairman of the board of directors, and Charles E. Buchheit, our president and chief executive officer. Mr. Buchheit has an employment agreement with us that expires on April 14, 2001. Mr. Buchheit may terminate his employment relationships with us at any time with no penalty other than the loss of future compensation.

          The loss or interruption of the continued service of, and the failure to promptly replace, either of these key personnel could significantly delay and may prevent the achievement of our business objectives.

          In addition, our future success also depends on our continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for these employees is intense and increasing. We may not be able to attract, assimilate or retain qualified technical and managerial personnel in the future, and the failure of us to do so would have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATED TO OUR INDUSTRY

          OUR   SUCCESS   DEPENDS  ON  THE  ABILITY  TO  KEEP  PACE  WITH  RAPID
          TECHNOLOGICAL ADVANCES IN THE HIGH-SPEED PRINTER INDUSTRY.

          The high-speed printer industry is characterized by evolving technology and changing market requirements. Our future success depends our ability to continue to develop and manufacture new products and to enhance existing products. Consequently, the enhancement of our products is a development priority. However, in a new and evolving market, customer preferences can change rapidly and new technology could render existing technology and product inventory obsolete. Our failure in responding adequately to changes in our target market, in developing or acquiring new technology or successfully conforming to market preferences could depress sales of our existing products and technologies. This may result in declining prices and inventory obsolescence which would have a material adverse effect on our business, financial condition and results of operations.

          OUR FAILURE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS COULD HARM OUR BUSINESS.

          Because our business depends on technology, we believe the maintenance of our patents, trademarks, service marks and other proprietary rights in our unpatented know-how and common law trademarks and service marks are important for our success and competitive position. We have secured three patents from the U.S. Patent and Trademark office relative to the mechanical design of our paper handling and color printing system, which form the core of the Truecolor Systems. In addition, we have applied for additional U.S. and foreign patent protection relative to our products.

          Our efforts to detect misappropriation of these rights may be inadequate to prevent others, including our OEM customers, from imitating our products and infringing on our intellectual property rights. It is possible that, if challenged, our intellectual property rights may be narrowed or held invalid by a court of competent jurisdiction. The sale of our copied products by others could depress sales of our products which could materially adversely impact our business, financial condition and results of operations.

          WE RELY ON THE EFFORTS OF A MAJOR SUPPLIER TO PROTECT ITS INTELLECTUAL PROPERTY RIGHTS.

          We have an exclusive right, under an agreement with Spectra, to supply products including Spectra's ink jet printheads to our customers. To the extent that wax-based inks and ink jet printheads purchased from Spectra are covered under patents or licenses, we rely on Spectra's rights under its patents and licenses and Spectra's willingness and ability to enforce them. We cannot assure that Spectra will be willing or able to enforce its patents and maintain its licenses against third parties. Any unwillingness or inability to do so by Spectra could have a material adverse effect on our business, financial condition and results of operations.

          CLAIMS MADE BY THIRD PARTIES THAT WE INFRINGE THEIR PROPRIETARY RIGHTS COULD RESULT IN INCREASED COSTS.

          We believe that our products and technology do not infringe any existing proprietary rights of others. Third parties may, however, assert infringement claims against us in the future. We may be unable to successfully defend against these claims. For example, third party competitors, including our OEM customers, could assert rights in our intellectual property rights or claim that the products we offer have violated their proprietary rights. In addition, our competitors may have filed for patent protection that is not as yet a matter of public knowledge. Moreover, a court could interpret a third-party's patents broadly so as to cover some of our products.

          We could incur substantial costs and diversion of management resources with respect to the defense of any claims relating to proprietary rights, whether or not the assertion of the claim is valid, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, parties making these claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block our ability to make, use, sell, distribute or market its products and services in the U.S. or abroad. Any unfavorable judgment could have a material adverse effect on our business, financial condition and results of operations.

          In the event a claim relating to proprietary technology or information is asserted against us, we may seek licenses of that intellectual property in order to use technology we need to conduct our business. We cannot assure you that we could obtain a license on commercially reasonable terms, if at all, or that the terms of any offered licenses will be acceptable. The failure to obtain the necessary licenses or other rights could preclude the sale, manufacture or distribution of our products and, therefore, could have a material adverse effect on our business, financial condition and results of operations.

          We are required to indemnify any of our OEM customers against third party infringement claims. As a result, our business, financial condition and results of operations could be materially adversely affected if any such infringement claims are asserted against our OEM customers.

          COMPETITION COULD PREVENT OUR EFFORTS TO ESTABLISH MARKET ACCEPTANCE FOR OUR PRODUCTS AND HARM OUR BUSINESS.

          Our competitors may be able to develop products that are more attractive to customers than our products. We compete, in significant part, on the basis of advanced proprietary technology in the areas of paper handling, ink jet color printing and interface software which allows our products to print variable data, in multiple standard and custom colors at high speeds.

         Competition to supply high-speed color printing is fragmented. Many of our competitors and potential competitors have substantially greater financial and technical resources, longer operating histories, greater name recognition and more extensive customer bases that could be used to gain market share or product acceptance. In addition to direct competition from other firms utilizing high-speed color technologies, we face potential direct competition from firms improving technologies used in low-speed to medium-speed color printers and indirect competition from firms producing pre-printed forms.

          Other companies may introduce products or product improvements based on new technologies with little or no advance notice. Manufacturers of high-speed, monochrome printers may also, in time, develop comparable or more effective color capability within their own products which may render our products obsolete. There can be no assurance that we will be able to compete against future competitors successfully or that competitive pressures we face will not have a material adverse effect upon the success of our business and financial condition.

          OUR OEM CUSTOMERS MARKET AND SELL OUR PRODUCTS INTERNATIONALLY.

          As part of our business strategy, our OEM customers market and sell our products to end users outside the United States. International sales are subject to certain inherent risks, including:

          o    unexpected changes in regulatory requirements;

          o    export and import restrictions, tariffs and other trade barriers;

          o    government controls and potential political instability; and

          o    potentially adverse tax consequences.

          Any of the above factors could have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATED TO THE OFFERING

          WE HAVE A LIMITED MARKET FOR OUR COMMON STOCK AND OUR STOCK PRICE IS VOLATILE.

          Our common stock is currently quoted and traded in the over-the-counter market on the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc under the symbol "ACLR." Trading on the NASD Over-The-Counter Bulletin Board is sporadic and can be highly volatile. The market price of our common stock has fluctuated in the past and may continue to be volatile in the future. As a result of these factors, an investor will likely find it more difficult to sell our stock or to obtain accurate quotations as to the price of our stock than if the stock were traded on a national securities exchange or on the Nasdaq national market.

          OUR QUARTERLY OPERATING RESULTS MAY NOT BE A GOOD INDICATOR OF FUTURE RESULTS AND MAY FLUCTUATE SIGNIFICANTLY, WHICH COULD RESULT IN LOWER PRICES FOR OUR STOCK.

          We expect our quarterly operating results to fluctuate significantly in the future based upon a number of factors, some of which are outside our control. As a result, it is possible that our operating results may be below the expectations of investors in some future period. If this were to occur, the trading price of our common stock would likely decline, perhaps significantly.

          The factors which affect whether our operating results fluctuate include:

          o    the volume, timing, delivery and acceptance of customer orders;

          o the rate of customer and end-user acceptance of our products and the volume or nature of warranty claims;

          o the market acceptance of host printing systems offered by our OEM customers;

          o changes in our pricing policies or those of our OEM customers or competitors;

          o    the relative proportion of printer and consumables sales;

          o the timely availability of sufficient volume of sole source components;

          o    fluctuations in our research and development expenditures;

          o the availability of financing arrangements for certain of our customers; and

          o economic conditions specific to the high-speed printer industry and general economic conditions.

          Additionally, because the purchase of a printing system and peripherals is expensive, it may take a significant amount of time from the first sales negotiations for a customer to complete and pay for its purchase. Historically, certain periods of the year are more profitable than others for the sale of major equipment such as our Truecolor Systems. We expect fluctuations in our revenue from quarter to quarter to apply to the purchase of our systems. Since we sell few units at high average prices, a delay in either the sale or the receipt of the purchase price for only a few units could have a considerable adverse effect on the results of operations for a fiscal quarter.

          A significant portion of our operating expenses is relatively fixed in the short term, and planned expenditures are based on sales forecasts. Sales forecasts by our customers are generally not binding. Revenue levels may fall below expectations and disproportionately affect operating results since only a small portion of our expenses vary with revenue in the short term, which could have a material adverse effect on our business, financial condition and results of operations.

          OUR DIVIDEND POLICY COULD DEPRESS OUR STOCK PRICE.

          We have never declared or paid dividends on our common stock and do not anticipate declaring or paying any dividends in the foreseeable future. We plan to retain any future earnings to reduce our accumulated deficit and finance growth. As a result, our dividend policy could depress the market price for our common stock.

          WE HAVE ANTI-TAKEOVER PROVISIONS IN PLACE THAT COULD DELAY OR PREVENT A CHANGE IN CONTROL AND THEREFORE HURT OUR SHAREHOLDERS.

          Our Restated Certificate of Incorporation contains provisions that could discourage a proxy contest or make more difficult the acquisition of a substantial block of our common stock. Our directors are elected on a rotating basis each year. This makes a change in the composition of the board of directors more difficult and could make it more difficult for a third party to acquire control of the company, even if such change of control might benefit the shareholders. In addition, the board of directors may issue shares of common stock and preferred stock which, if issued, could dilute and adversely affect various rights of the holders of shares of common stock. If the board of directors decides to issue this stock it could discourage an unsolicited attempt to acquire us.

          We are subject to the Connecticut Business Corporation Act, some provisions of which might prevent a change of control, even a change of control that might benefit the company and its shareholders.

          SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD ADVERSELY AFFECT OUR STOCK PRICE.

          Future sales in the public market of substantial amounts of common stock or the perception that such sales may occur could cause the market price of our stock to drop significantly, even if our business is doing well. A decline in our stock price could also impair our ability to raise capital through the offering of additional debt or equity securities. Such future sales of common stock includes shares:

          o issuable upon the conversion of shares of series C preferred stock;

          o    issuable upon the exercise of the warrants we have granted,

          o registered and sold because of the exercise of outstanding registration rights; and/or

          o issuable upon the exercise of other outstanding options or warrants.

          As of February 8, 2000, we had 21,973,321 shares of common stock issued and outstanding. If all the outstanding shares of series C and series B preferred stock are converted into shares of common stock and if all of the outstanding warrants and options are exercised, we will have approximately 41,512,567 shares of common stock issued and outstanding.

                           FORWARD-LOOKING STATEMENTS

          In this prospectus and the documents that we incorporate by reference, we make statements that relate to our future plans, objectives, expectations and intentions that involve risks and uncertainties. We have based these statements on our current expectations and projections about future events. These statements may be identified by the use of words such as "expect," "anticipate," "intend," "plan," "believe" and "estimate" and similar expressions. Any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbor created by that Act.

          Forward-looking statements necessarily involve risks and uncertainties. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could contribute to such differences include, but are not limited to, those discussed in the "Risk Factors" section at page 2 and elsewhere in this prospectus. The factors set forth in the Risk Factors section and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus.

          All subsequent written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                       WHERE YOU CAN FIND MORE INFORMATION

          We are a public company and file annual, quarterly and special reports and other information with the SEC. You may read and copy and documents we file at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can obtain copies of this material from the Public Reference Section of the SEC, Washington, D.C. 20549, at prescribed rates. Our reports, proxy and information statements and other information are also available to the public at the SEC's web site. The Internet address of that site is http://www.sec.gov.

          This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act and therefore omits certain information contained  in the  registration  statement.  We have  also  filed  exhibits  and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge at the SEC's public reference room or through its web site.

                      DOCUMENTS WE INCORPORATE BY REFERENCE

          The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 before the termination of the offering of the securities contemplated by prospectus. The documents we incorporate by reference are:

          o our annual report on Form 10-K/A for the year ended December 31, 1998;

          o our quarterly reports on Form 10-Q/A for the quarters ended March 31, 1999, June 30, 1999 and on Form 10-Q for the quarter ended September 30, 1999; and

          o our current reports on Form 8-K filed with the SEC on July 15, July 26 and December 17, 1999;

          o The description of our common stock in our registration statement on Form 8-A, which became effective December 23, 1996, including any amendment or report filed to update this description.

          You may request a copy of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

                          Accent Color Sciences, Inc.,
                            800 Connecticut Boulevard
                        East Hartford, Connecticut, 06108
                       Attention: Chief Financial Officer
                            Telephone: (860) 610-4000

          Our internet web address is http://www.accentcolor.com. Information contained on our web site or in our promotional literature is not incorporated into this prospectus.

          You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone (including any broker or salesman) to provide you with information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus is accurate only as of the date hereof. You should not assume that this prospectus is accurate as of any other date.

                              SELLING STOCKHOLDERS

          The following table sets forth the name of each selling stockholder, the number of shares of common stock beneficially owned by the selling stockholder as of February 11, 2000, the number of shares being offered by each selling stockholder and the number and (where appropriate, the percentage) of shares held by the beneficial owner after completion of the offering assuming that all shares offered by the selling stockholders are sold. All information is taken from or based on ownership filings made by such persons with the Securities and Exchange Commission or upon information provided to us by such person or their agents. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

          The shares being offered are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of the shares nor are the selling stockholders obligated to sell any shares immediately under this prospectus. Because the selling stockholders may sell all or part of their shares, we cannot estimate the number of shares a selling stockholder will hold upon termination of any offering made pursuant to this registration statement.

          Pursuant to Rule 416 under the Securities Act, selling stockholders may also offer and sell shares issued with respect to the series C preferred stock and/or the warrants as a result of stock splits, stock dividends or similar transactions. The chart below is not intended to constitute a prediction as to the number of shares of common stock into which the series C preferred stock will be converted and the warrants that will be exercised.


                                          Number of Shares                           Shares Beneficially Owned
                                         Beneficially Owned      Shares to be         After the Offering (1)(2)
                                           Prior to the            Included
     Name of Selling Stockholder            Offering (1)        in the Offering         Number          Percent
     ---------------------------        -------------------     ---------------       ----------        -------

Accrued Investments, Inc. ..........          100,000                62,000             38,000             *
Donald R. Allred(3) ................          161,750                43,750            118,000             *
James S. Allsopp ...................          435,928               250,000            185,928             *
Banque Jenni & Cie, S.A ............          100,000                70,000             30,000             *
Robert A. Bedingfield ..............           62,500                62,500                  0               0
Bexley Enterprises Limited .........          636,986               500,000            136,986             *
Joseph T. Brophy(4) ................          330,649               250,000             80,649             *
William P. Brown ...................           50,000                45,000              5,000             *
Charles Buchheit(5) ................          225,000               100,000            125,000             *
Frank J. Campbell III ..............          172,000               140,000             32,000             *
Deed of Trust of F. J. Campbell ....           70,526                60,000             10,526             *
Settlor Dtd 12/30/96, C. Crochiere,
K. Lynam & J. Meyers Co-TTEES(6)
Frank J. Campbell III and Richard A            75,000                75,000                  0               0
Hansen TTEES Trust U/W Jane D ......
Campbell
Richard J. Coburn(7) ...............          484,303                25,000            459,303             1.3
Thomas D. Cunningham ...............          250,000               250,000                  0               0
Robert G. Donovan ..................           75,698                62,500             13,698             *
Samuel Garre III ...................           70,000                40,000             30,000             *
Richard C. Goodwin .................          150,000               150,000                  0               0
E. Balkeley and Lila K. Griswold ...           77,619                62,500             15,119             *
PMG Eagle Fund .....................        3,097,500             2,687,500            410,000             1.2
Richard Hodgson(8)(9) ..............          198,750               100,000             98,750             *
James J. Kim .......................          120,000               120,000                  0               0
Richard G. Larsen ..................          125,000               125,000                  0               0
Brian Leung Hung Tak ...............          636,986               500,000            136,986             *
Robert A. Leverone .................           73,349                62,500             10,849             *
Luzon Investments Ltd. .............        1,687,972             1,000,000            687,972             2.0
Irving L. Mazer(10) ................           65,215                50,000             15,215             *
Anthony T.S. Montagu ...............          100,000                76,000             24,000             *
Albert G. Nickel ...................          138,698               125,000             13,698             *
Pacific Alliance Limited, LLC ......           70,000                70,000                  0               0
David Parke ........................           20,000                20,000                  0               0


                                          Number of Shares                           Shares Beneficially Owned
                                         Beneficially Owned      Shares to be         After the Offering (1)(2)
                                           Prior to the            Included
     Name of Selling Stockholder            Offering (1)        in the Offering         Number          Percent
     ---------------------------        -------------------     ---------------       ----------        -------

Orbis Pension Trustees Limited .......        2,687,500            2,437,500            250,000              *
David B. Payne .......................           25,000               25,000                  0              0
George L. Perry ......................          250,000              250,000                  0              0
Robert J. Petras and Christine M .....           25,000               25,000                  0              0
Petras
Willard F. Pinney Jr.(8)(11) .........          144,799               25,000            119,799              *
Leonide C. Prince ....................          100,000              100,000                  0              0
FH Reichel Jr. TTEE FBO Marion R .....          255,000              100,000            155,000              *
Reichel U/A 2/25/66
Carol A. Sharp .......................          250,000              250,000                  0              0
SS Family Partnership ................           15,000               15,000                  0              0
Elizabeth Steele(12) .................          219,118                1,500            217,618              *
Robert H. Steele(8)(13) ..............          219,118              112,500            106,618              *
Dr. Gershon Stern ....................           38,000               38,000                  0              0
Sunapee Ltd. Partnership .............          100,000              100,000                  0              0
Kristine Szabo .......................          277,396              250,000             27,396              *
Frederick C. Tecce ...................           30,000               30,000                  0              0
Upgrade Inc. .........................          100,000              100,000                  0              0
Waterhouse Nominees LTD ..............          115,000              100,000             15,000              0
Deed of Trust of Holly E. Zug Settlor            25,000               25,000                  0              0
DTD 8/5/97 Thomas V. Zug Trustee
Connecticut Innovations, Inc. ........        1,250,000            1,250,000                  0              0

                                                     TOTAL:       12,418,750

* Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

(1) Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Shares of common stock subject to options, warrants, rights or conversion privileges currently exercisable or exercisable within 60 days of February 11, 2000 are deemed outstanding for computing the percentage of the person holding such options, warrants, rights or conversion privileges but are not deemed outstanding for computing the percentage ownership of any other person.

(2)  Assumes all shares offered are sold in the offering.

(3) Mr. Allred serves as the director of R&D and new business development of Accent Color. Includes 180,000 shares of common stock subject to currently exercisable options granted pursuant to the 1995 Stock Incentive Plan.

(4) Mr. Brophy serves as a director of Accent Color. Includes 40,000 shares of common stock subject to currently exercisable options granted pursuant to the 1995 Stock Incentive Plan.

(5) Mr. Buchheit serves as the President, CEO, CFO and as a director of Accent Color. Includes 5,000 shares of common stock subject to currently exercisable options granted pursuant to the 1995 Stock Incentive Plan and 100,000 shares of common stock subject to currently exercisable warrants.

(6) Includes 10,526 shares of common stock subject to currently exercisable warrants.

(7)  Mr.  Coburn  serves as the  Chairman  of the Board of  Directors  of Accent
     Color. Includes 23,334 shares of common stock subject to currently exercisable options granted pursuant to the 1995 Stock Incentive Plan.

(8) Includes 70,000 shares of common stock subject to currently exercisable options granted pursuant to the 1995 Stock Incentive Plan.

(9) Mr. Hodgson serves as a director of Accent Color. Includes 3,750 shares of common stock subject to currently exercisable warrants.

(10) Includes 10,215 shares of common stock subject to currently exercisable warrants

(11) Mr. Pinney serves as the Secretary and as a director of Accent Color. Includes 30,000 shares of common stock subject to currently exercisable warrants granted to Murtha, Cullina, Richter & Pinney LLP, counsel to the company, of which Mr. Pinney is a partner.

(12) Includes 1,500 shares of common stock subject to currently exercisable warrants and 200,500 shares beneficially owned by Richard Steele, Mrs. Steele's spouse, as to all of which Mrs. Steele disclaims beneficial ownership.

(13) Mr. Steele serves as a director of Accent Color. Includes 17,118 shares of common stock owned by Mr. Steele's spouse, Elizabeth Steele and 1,500 shares of common stock subject to currently exercisable warrants issued to Elizabeth Steele, as to all of which Mr. Steele disclaims beneficial ownership.

                                 USE OF PROCEEDS

          All the shares offered by this prospectus are being offered for the account of the selling stockholders. Accordingly, all net proceeds from any sales of common stock made hereunder will go to the selling stockholders. We will receive the exercise price of any warrants exercised by the selling stockholders. We will use any proceeds received from the exercise of warrants for working capital and general corporate purposes.

                              PLAN OF DISTRIBUTION

          We are registering the shares of common stock offered in this prospectus on behalf of the selling stockholders. This offering is self-underwritten; neither the selling shareholders nor we have employed an underwriter for the sale of common stock by the selling shareholders. We have agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, blue sky expenses, printing expenses, accounting fees, administrative expenses and our own counsel fees. We have also agreed to indemnify the selling stockholders and each of their officers, directors, members, employees, partners, agents and each person who controls any of the selling stockholders against certain expenses, claims, losses, damages and liabilities (or action, proceeding or inquiry by any regulatory or self-regulatory organization in respect thereof).

          The  selling   stockholders  or  any  of  the  selling   stockholders'
transferees   or   successors   in  interest  may  offer  the  shares  for  sale
periodically:

o    in the over-the-counter market;

o    on one or more exchanges on which the shares are then listed (if any);

o    in privately negotiated transactions;

o    in an underwritten offering;

o    in a combination of the above methods; or

o    by any other legally available means.

          The sale of any the shares may be made at market prices prevailing at the time of the sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices.

          In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales of shares of common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require that delivery by the broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

          The selling shareholders may sell their shares directly to purchasers or to or through broker-dealers, acting as agents or principals. You should be aware that these broker-dealers may receive compensation for their services and it is possible that a particular broker-dealer's compensation may exceed customary commissions. The selling stockholders and/or any broker-dealers acting in connection with the sale of the shares may be deemed to be underwriters under
Section 2(11) of the Securities Act. Therefore, any commissions or other compensation received by them and any profits realized by them on the resale of the shares as principals may be deemed underwriting compensation under the securities laws. Neither we nor any selling stockholder can presently estimate the amount of the compensation.

          We have not been advised, as of the date of this prospectus, of any existing arrangements between any selling stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

          Each selling stockholder and any other persons participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may restrict certain activities of selling stockholders and other persons participating in a distribution of securities and limit the timing of their purchases and sales of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to the securities for a specified period of time before the beginning of the distributions subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered pursuant to this registration statement.

          Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this prospectus.

          There can be no assurance that the selling stockholders will sell any or all of the shares of common stock offered by them hereunder.

                                  LEGAL MATTERS

          Counsel for Accent Color, Murtha, Cullina, Richter and Pinney, LLP, CityPlace I, 185 Asylum Street, Hartford, Connecticut 06103-3469, has rendered an opinion to the effect that the common stock offered for resale pursuant to this registration statement is duly and validly issued, fully paid and non-assessable. Murtha, Cullina, Richter & Pinney LLP owns warrants to acquire up to 30,000 shares of our common stock at an exercise price of $1.19 per share.

          Willard F. Pinney, Jr., a partner in Murtha, Cullina, Richter & Pinney LLP, is a stockholder of Accent Color. Mr. Pinney has served as our Corporate Secretary since 1993 and has served as a director since 1996.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to Accent Color's Annual Report on Form 10-K/A for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of PricewaterhouseCoopers LLP as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The following table sets forth our estimates of the expenses incurred in connection with the sale of common stock being registered, all of which will be paid by us.

SEC registration fee                                               $2,926
Legal fees and expenses                                           $10,000
Accounting fees and expenses                                       $5,000
Miscellaneous fees and expenses                                    $2,500
                                                TOTAL:            $20,426

          The selling stockholder will pay all commissions, transfer taxes, and the fees and expenses of counsel to the selling stockholders.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Accent Color is a Connecticut corporation. Sections 33-770 through 33-778 of the Connecticut Business Corporations Act provide that, unless limited by its certificate of incorporation, a corporation shall indemnify any director or officer of the corporation against reasonable expenses incurred by him in connection with any action, suit or proceeding in which he is made or is threatened to be made a party by reason of having been a director or officer of the corporation if he was wholly successful in the action, on the merits or otherwise.

          In addition, these sections of the Connecticut Act permit a corporation by action of its board of directors to indemnify an individual made a party to a proceeding because he was a director or officer of the corporation if:

o    he or she conducted himself in good faith, and

o he or she reasonably believed (1) in the case of conduct in his official capacity with the corporation, his conduct was in the best interests of the corporation and (2) in all other cases, that his conduct was at least not opposed to the best interests of the corporation and

o in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

          Section 33-771 also provides that a corporation may not indemnify a director or officer (1) in connection with a proceeding by or in the right of the corporation in which the director or officer was held liable to the corporation or (2) in connection with any other proceeding charging improper personal benefit to the director or officer in which he was adjudged liable on the basis that personal benefit was improperly received by him, whether or not the action involved was taken in his official capacity.

          Our Restated Certificate of Incorporation limits the personal liability of a director to the company or its shareholders for monetary damages for breach of duty as a director, to an amount equal to the amount of compensation received by the director for serving during the calendar year in which the violation occurred. This limit on liability is subject to a number of exceptions, including violations involving a knowing and culpable violation of law, a breach of duty which enables a director or an associate to receive an improper personal gain, conduct showing a lack of good faith and conscious disregard of duty to the company, a sustained and unexcused pattern of inattention, or the approval of an illegal distribution of assets of the company to its shareholders.

          For purposes of determining the receipt improper personal gains, an "associate" is defined as (1) any corporation or organization of which an Accent Color director is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of voting stock, (2) any trust or other estate in which a director has at least ten percent beneficial interest or as to which a director serves as trustee or in a similar fiduciary capacity and (3) any relative or spouse of a director, or any relative of the spouse who has the same name as the Accent Color director.

          In addition, we also maintain a directors' and officers' insurance and reimbursement policy.

Item 16.  EXHIBITS

          Exhibit Index

      3(i) Restated Certificate of Incorporation of the Registrant, as amended *

      3(ii)        Certificate of Amendment to Restated Certificate of
                   Incorporation**

      3(iii)       Bylaws of the Registrant, as amended December 29, 1996***

      5            Opinion of Murtha, Cullina, Richter and Pinney, LLP

      10(i)        Form of Securities Purchase Agreement dated as of
                   November 30, 1999

      10(ii) Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock

      10(iii)      Form of Warrant Agreement dated as of Nov. 30, 1999

      10(iv)       Form of Registration Rights Agreement dated as of
                   November 30, 1999

      23(i) Consent of Murtha, Cullina, Richter and Pinney, LLP (included in the opinion under Exhibit 5)

      23(ii)       Consent of PricewaterhouseCoopers LLP

      24 Power of attorney pursuant to which this registration statement is signed by certain directors

* incorporated by reference to Exhibit 3(ii) to Accent Color's Current Report on Form 8-K dated January 9, 1998 and filed with the SEC.

** incorporated by reference to Exhibit 3(i) to Accent Color's Current Report on Form 8-K dated January 9, 1998 and filed with the SEC.

*** incorporated by reference to Exhibit 3(ii) to Accent Color's registration statement on Form S-3 and filed with the SEC on December 30, 1997, as amended (file no. 333-43467).

Item 17.  UNDERTAKINGS

          The undersigned registrant undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, to the extent that the information required to be included in the post-effective amendment is not contained in periodic reports filed by Accent Color with or furnished to the SEC pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 and incorporated by reference herein;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information expressed in the registration statement, to the extent that the information required to be included in the post-effective amendment is not contained in periodic reports filed by Accent Color with or furnished to the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated by reference herein; and

          (iii) To include any significant information with respect to the plan of distribution not previously disclosed in the registration statement or any significant change to the information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

          The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered in that registration statement, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, who is duly authorized, in the City of East Hartford, State of Connecticut on this 11th day of February 2000.

                                              ACCENT COLOR SCIENCES, INC.


                                              ----------------------------------
                                              By:  Charles E. Buchheit
                                              Title: President, Chief Executive
                                                     Officer and Director

          Pursuant to the requirements of the Securities Act of 1933, the following persons have signed this registration statement in the capacities and on the dates indicated.

             Signature                          Title                                Date
             ---------                          -----                                ----


By:_______________________             President, Chief Executive            February 11, 2000
Name:  Charles E. Buchheit           Officer and Chief Financial
                                               Officer

By:_______________________*             Vice Chairman and Chief              February 11, 2000
Name:  Norman L. Milliard                 Technology Officer


By:_______________________*       Chairman of the Board of Directors         February 11, 2000
Name: Richard J. Coburn


By:_______________________*                   Director                       February 11, 2000
Name: Joseph T. Brophy


By:_______________________*                   Director                       February 11, 2000
Name: Richard Hodgson

             Signature                          Title                                Date
             ---------                          -----                                ----



By:_______________________*            Secretary and Director                February 11, 2000
Name: Willard F. Pinney, Jr.


By:_______________________*                   Director                       February 11, 2000
Name: Robert H. Steele


* Signature by Charles E. Buchheit, attorney-in-fact